EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
November 13, 2012	Nasdaq: EVOL

Evolving Systems Reports Third Quarter 2012 Financial Results

Total revenue of $6.8 million, up 60% year over year

Net income from continuing operations of $1.2 million vs. loss of $0.1 million in 2011

Adjusted EBITDA from continuing operations of $1.9 million, up from a loss of $0.2 million in 2011

Company declares fourth quarter dividend of $0.05 per share to stockholders of record on November 30, 2012, payable December 21, 2012

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq: EVOL), a leading provider of strategic solutions to telecoms operators worldwide, today reported continued profitable growth for its third quarter and nine-month period ended September 30, 2012.

“Evolving Systems’ third quarter was highlighted by revenue increasing 60% year over year,” said Thad Dupper, Chairman and CEO. “It was our second consecutive quarter of 50% plus revenue growth with all of our key operating and financial metrics showing continued solid growth.  We were also pleased to see our core products — Tertio® Service Activation (TSA) and Dynamic SIM Allocation™ (DSA) — post strong booking and revenue results.  TSA saw growth as carriers continued to upgrade to LTE and 4G technologies; and with DSA, we closed our first sale in China — a strategically important market that offers tremendous growth potential for us.”

Third Quarter Highlights

•                  Revenue increased 60% to $6.8 million year over year. License and services revenue grew 147% to $4.7 million.  Customer support revenue was $2.1 million.

•                  Operating income increased to $1.7 million — a $2.2 million positive swing over the third quarter last year.

•                  Net income from continuing operations increased to $1.2 million from a net loss from continuing operations of $0.1 million last year.  Diluted net income per share from continuing operations was $0.11 versus a loss of $0.01 last year.

•                  Adjusted EBITDA from continuing operations was $1.9 million, up from an adjusted EBITDA loss of $0.2 million in the same quarter last year.

•                  Balance Sheet: Cash and cash equivalents at September 30, 2012, were $12.4 million.  In the first half of 2012 the Company returned approximately $41.4 million to stockholders through special dividends, which accounts for the lower September 30, 2012, cash and marketable securities balance relative to the 2011 year end total of $50.7 million.

•                  Dividend Update: The Company declared a fourth quarter dividend of $0.05 per share to stockholders of record November 30, 2012, payable December 21, 2012.

Nine-Month Highlights

•                  Revenue increased 38% to $19.4 million year over year.  License and services revenue was $13.0 million, up 83% year over year. Customer support revenue was $6.4 million.

•                  Operating income improved to $3.8 million, a $5.9 million positive swing over an operating loss of $2.1 million in the same period last year.

•                  Net income from continuing operations increased to $4.1 million from a loss from continuing operations of $1.4 million year over year. Diluted net income per share from continuing operations was $0.36 versus a loss of $0.13 last year.

•                  Adjusted EBITDA from continuing operations was $4.6 million through nine months versus an adjusted EBITDA loss of $0.4 million in the same period last year.

Bookings and Backlog Highlights

•                  Q3 bookings totaled $7.0 million, including $5.0 million in license and services bookings — the best quarter of the year in this category.  Q3 DSA license and services bookings were $2.3 million while TSA license and services bookings were $2.7 million.  In the third quarter of 2011, the Company booked $7.8 million in total orders, $5.4 million of which was attributed to license and services, including the largest ever order for DSA from a tier 1 customer in Russia.

•                  9-month bookings were up 11% to $18.4 million year over year.  License and services bookings grew 27% to $13.0 million.  DSA license and services bookings increased 4% to $6.0 million. Tertio license and services bookings increased 57% to $6.9 million. Bookings are defined as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

•                  Total backlog at September 30, 2012, increased 13% to $11.6 million year over year. License and services backlog was up 30% to $7.6 million. DSA license and services backlog increased 11% year over year to $4.7 million. TSA license and services backlog grew 80% to $2.9 million. Customer support backlog was $4.0 million versus $4.4 million a year ago.

Third Quarter Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 38427070.  A telephone replay will be available through November 27, 2012, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406, passcode 38427070.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through November 27, 2012.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software solutions and services to 50 network operators in over 40 countries worldwide.  The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of connected devices.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, India and Malaysia.  Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s revenue and bookings growth, potential of the Chinese market, plans to pay dividends, and the Company’s continued ability to post quarterly or year-to-date results that are similar to those described in this press release, and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 30, 2012, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
(Unaudited)	2012	2011	2012	2011
Revenue:
License fees and services	$4,741	$1,921	$13,032	$7,115
Customer support	2,093	2,349	6,364	6,990
Total revenue	6,834	4,270	19,396	14,105
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,707	1,090	5,049	3,517
Costs of customer support excluding depreciation and amortization	391	420	1,138	1,839
Sales and marketing	1,270	1,604	3,834	4,913
General and administrative	937	855	2,844	2,815
Product development	675	629	2,182	1,863
Depreciation	72	87	224	261
Amortization	100	102	299	461
Restructuring	—	—	—	569
Total costs of revenue and operating expenses	5,152	4,787	15,570	16,238
Income (loss) from operations	1,682	(517)	3,826	(2,133)
Other income (expense):
Interest income	6	77	56	91
Interest income, related party	—	194	532	194
Interest expense	—	(1)	(1)	(14)
Gain on sale of investments	—	—	891	—
Foreign currency exchange gain (loss)	(116)	105	(166)	222
Other income (expense), net	(110)	375	1,312	493
Income (loss) from continuing operations before income taxes	1,572	(142)	5,138	(1,640)
Income tax expense (benefit)	334	(26)	1,012	(243)
Income (loss) from continuing operations	1,238	(116)	4,126	(1,397)
Income from discontinued operations, net of tax	—	18,320	—	31,951
Net income	$1,238	$18,204	$4,126	$30,554
Basic income (loss) per common share — continuing operations	$0.11	$(0.01)	$0.37	$(0.13)
Diluted income (loss) per common share — continuing operations	$0.11	$(0.01)	$0.36	$(0.13)
Basic income per common share — discontinued operations	$—	$1.68	$—	$2.95
Diluted income per common share — discontinued operations	$—	$1.64	$—	$2.86
Basic income per common share — net income	$0.11	$1.67	$0.37	$2.82
Diluted income per common share — net income	$0.11	$1.63	$0.36	$2.73
Weighted average basic shares outstanding	11,318	10,877	11,248	10,821
Weighted average diluted shares outstanding	11,590	11,149	11,490	11,191

Consolidated Balance Sheets

	September 30,	December 31,
(In thousands)	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$12,391	$34,290
Short-term restricted cash	52	50
Contract receivables, net	4,989	4,540
Unbilled work-in-progress	3,727	1,361
Prepaid and other current assets	1,045	1,259
Interest receivable, long-term investments, related parties	—	357
Total current assets	22,204	41,857
Long-term investments, related party	—	16,448
Property and equipment, net	245	369
Amortizable intangible assets, net	312	584
Goodwill	16,848	15,782
Long-term restricted cash	—	2
Total assets	$39,609	$75,042
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$4	$8
Accounts payable and accrued liabilities	4,340	3,657
Income taxes payable	315	848
Dividends payable	566	22,271
Unearned revenue	2,810	3,401
Total current liabilities	8,035	30,185
Long-term liabilities:
Capital lease obligations, net	17	—
Deferred income taxes	673	145
Total liabilities	8,725	30,330
Stockholders’ equity:
Common stock	11	11
Additional paid-in capital	90,706	90,062
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(2,834)	(4,247)
Unrealized losses on investments, related parties, net	—	(284)
Accumulated deficit	(55,746)	(39,577)
Total stockholders’ equity	30,884	44,712
Total liabilities and stockholders’ equity	$39,609	$75,042

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Non-GAAP net income and income per share:
GAAP net income	$1,238	$18,204	$4,126	$30,554
Amortization of intangible assets	100	102	299	461
Stock-based compensation expense**	66	142	205	483
Restructuring	—	—	—	569
Income tax adjustment for non-GAAP*	(31)	(76)	(114)	(480)
Non-GAAP net income	1,373	18,372	4,516	31,587
Non-GAAP discontinued operations	—	(18,320)	—	(31,970)
Non-GAAP net income from continuing operations	$1,373	$52	$4,516	$(383)

Diluted net income per share
GAAP	$0.11	$1.63	$0.36	$2.73
Non-GAAP	$0.12	$1.65	$0.39	$2.82
Non-GAAP continuing operations	$0.12	$—	$0.39	$(0.03)
Shares used to compute diluted EPS	11,590	11,149	11,490	11,191

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Adjusted EBITDA:

Net income	$1,238	$18,204	$4,126	$30,554
Depreciation**	72	87	224	366
Amortization of intangible assets	100	102	299	461
Stock-based compensation expense**	66	142	205	483
Restructuring	—	—	—	569
Interest expense and other (benefit), net	110	(375)	(1,312)	(493)
Gain on sale of numbering, net**	—	(18,319)	—	(31,951)
Income tax expense (benefit)**	334	(26)	1,012	(222)
Adjusted EBITDA	1,920	(185)	4,554	(233)
Adjusted EBITDA discontinued operations	—	—	—	(145)
Adjusted EBITDA continuing operations	$1,920	$(185)	$4,554	$(378)

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

**These amounts may differ from the face of the Company’s Consolidated Statements of Operations as part of these expenses (benefits) are included in the income from discontinued operations line item.